EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
FIRST QUARTER RESULTS

      Media, PA -- (BUSINESS WIRE) -- February 17, 2009 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), announced today net loss for the quarter ended December 31, 2008 of $63,000, or $0.03 per diluted share, compared to net income of $232,000, or $0.10 per diluted share, for the same period last year.

“There were some clear pluses and minuses in our results for the quarter ended December 31, 2008.  The 30 basis point increase in our net interest margin, as compared to the quarter ended December 31, 2007, was the most significant improvement that we have seen in quite some time.  As a community bank, our net interest margin is key to enhancing earnings.  Our strategy continues to be to pursue high quality, local business banking opportunities; our target prospects are well managed local companies where we can provide not only business banking products, but have an opportunity to provide retail services to the owners and employees of these companies.  In this economic environment, we need to be especially careful of our risk profile, and we are maintaining a clear focus on this goal.  Nevertheless, we believe there are solid business banking opportunities in our immediate market areas,” said Hugh J. Garchinsky, President and Chief Executive Officer.  Mr. Garchinsky continued, “Our earnings were hurt by the $423,000 before tax non-cash charge related to the impairment of our position in the Shay Ultra Short Mortgage Fund.  The 10% drop in the fund’s net asset value was the largest quarterly decline in the fund’s value in the recent past.  The fund is invested in mortgage- backed securities and private label collateralized mortgage obligations which have experienced significant declines in value. The increase in our non-performing loans is a reflection of the deteriorating economy and we continually monitor our loan portfolio for signs of stress. Overall, our capital ratios remain healthy, and we have ample liquidity.  We are confident in our ability to provide high quality traditional banking services to meet the needs of our market. We are open for business.”

Net interest income increased $355,000, or 14.4%, to $2.8 million for the three months ended December 31, 2008, as compared to the same period in 2007. The increase in net interest income for the three months ended December 31, 2008 was primarily due to a decrease in interest expense of $867,000, or 20.3%, partially offset by a decrease in interest income of $512,000, or 7.6%, as compared to the same period in 2007. The weighted average yield earned on interest-earning assets for the three months ended December 31, 2008 decreased 47 basis points to 5.42% compared to the same period in 2007. For the three months ended December 31, 2008, the weighted average rate paid on interest-bearing liabilities decreased 81 basis points to 2.99% from 3.80% for the same period in the prior fiscal year.

The interest rate spread and net interest margin were 2.43% and 2.46%, respectively, for the three months ended December 31, 2008 as compared to 2.10% and 2.16%, respectively, for the same period in 2007. The slightly smaller increase in the net interest margin, as compared to the increase in spread for the quarter to quarter comparison, was primarily due to the relative shift in net interest-earning assets. The increase in the spread and margin reflected the more rapid repricing downward of the Company’s cost of funds as market rates declined during 2008.

On a linked quarter basis, net interest income declined slightly by $18,000, or 0.6%.  During the first quarter of fiscal 2009 as compared to the fourth quarter of fiscal 2008, the Company experienced a 12 basis point decrease in the weighted average yield earned on interest-earning assets.  The net interest margin, however, increased 2 basis points as a result of a 14 basis point decrease in the weighted average rate paid on interest-bearing liabilities as the Company’s cost of funds continued to decline at a slightly more rapid rate than its interest-earning assets.

At December 31, 2008, non-performing assets increased $1.4 million to $3.8 million, or 0.7%, of total assets, from $2.4 million at September 30, 2008.  During the quarter, the increase in non-performing assets was primarily the result of an increase in non-accrual loans of $2.8 million, comprised of four commercial real estate loans aggregating $1.9 million, two commercial business loans aggregating $232,000, two home equity loans aggregating $133,000, one single-family residential mortgage of $186,000 and one construction loan of $246,000. The increase was partially offset by the return to performing status of  three construction loans aggregating $705,000, four commercial business loans aggregating $227,000 and two single-family residential mortgages aggregating $158,000, all of which had been previously classified as over 90 days past due. In addition, loans 30 to 89 days delinquent increased $767,000, from $3.1 million at September 30, 2008 to $3.8 million at December 31, 2008 reflecting the difficult economic situation facing our borrowers. The increase was primarily the result of a $2.5 million increase in commercial mortgage loans 30 to 89 days delinquent which was partially offset by the return to current status of $2.0 million of construction loans that had been 30 to 89 days delinquent at September 30, 2008.

For the three months ended December 31, 2008, as compared to the three months ended September 30, 2008, the provision for loan losses decreased $165,000 to $75,000 but increased $33,000 from the quarter ended December 31, 2007. The decrease in the provision for loan losses in the first quarter of fiscal 2009 was due to the determination that the current level of the allowance for loan losses was adequate based on the level of criticized and classified assets at December 31, 2008 as well as the ongoing evaluation of the Bank’s loan portfolio.  The provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the first quarter of fiscal 2009 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 86.6% and 142.7% at December 31, 2008 and September 30, 2008, respectively.

For the quarter ended December 31, 2008, non-interest income decreased $329,000 to $433,000 as compared to the same period last year.  The decrease was primarily due to a $423,000 non-cash impairment charge related to the determination that the decline in value of the Company’s $3.7 million investment in the mutual fund discussed above was other than temporary. In addition, during the quarter ending December 31, 2008, the Company executed a redemption-in-kind on its $3.5 million investment in another mutual fund, which resulted in a $53,000, before tax loss. Partially offsetting the decrease was an increase of $121,000 in the gain on sale of investment and mortgage-related securities.

Non-interest expense increased $208,000 to $3.1 million for the quarter ended December 31, 2008 as compared to the same period last year.  The increase for the quarter ended December 31, 2008 was primarily due to increases of $79,000, $30,000, $59,000 and $42,000 in professional services fees, advertising, federal deposit insurance premiums and salaries and employee benefits, respectively.

The Company’s income tax expense increased $80,000 to $93,000 for the quarter ended December 31, 2008, as compared to the same period last year. The increase was the result of an increase in taxable income for the quarter ended December 31, 2008 as compared to the same period last year. Although net income before income tax expense for the quarter ended December 31, 2008 was $30,000 as compared to $245,000 for the same period last year, the results of operations for the quarter ended December 31, 2008 included capital losses related to the redemption-in-kind and the other-than-temporary impairment of the Company’s investment in two mutual funds which, because they are capital losses, do not reduce ordinary taxable income.

Total assets of the Company decreased by $223,000, from $522.1 million at September 30, 2008 to $521.8 million at December 31, 2008. Loans receivable decreased by $2.3 million, from $286.1 million at September 30, 2008 to $283.8 million at December 31, 2008 primarily as a result of the Company’s experiencing repayments which outpaced originations within the single-family residential mortgage and construction loan portfolios. Cash and cash equivalents increased by $22.0 million to $61.3 million at December 31, 2008 from $39.3 million at September 30, 2008 primarily due to sales of mortgage-related and investment securities available for sale and, to a lesser extent, loan repayments. Deposits decreased $8.7 million, or 2.6%, from $330.9 million at September 30, 2008 to $322.2 million at December 31, 2008.  The decrease in deposits resulted from a $4.2 million, or 5.9%, decrease in NOW accounts, a $2.3 million, or 11.7%, decrease in non-interest bearing deposits, and a $2.9 million, or 1.8% decrease in certificates of deposit. The decline in certificates of deposit was primarily due to the runoff of certificates of deposit bearing higher than market rates that would have been renewed at lower rates, as part of the Company’s management of its cost of funds, had the certificates renewed at the Bank upon their maturity.

Stockholders' equity increased $935,000 from $32.3 million at September 30, 2008 to $33.2 million at December 31, 2008, primarily due to a $976,000 decrease in accumulated other comprehensive loss partially offset by the net loss of $63,000 for the three months ended December 31, 2008. The decline in accumulated other comprehensive loss reflected primarily the improvement in fair market values of certain of the Company’s available for sale mortgage-related securities.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  These factors are discussed in the Company’s reports filed with the Securities and Exchange Commission.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)

	Three Months Ended December 31,
	2008	2007
Net interest income	$2,821	$2,466
Provision for loan losses	75	42
Non-interest income	433	762
Non-interest expense	3,149	2,941
Income before taxes	30	245
Income tax expense	93	13
Net income	$ (63)	$ 232
Basic earnings per share	$ (0.03)	$ 0.10
Diluted earnings per share	(0.03)	0.10
Number of shares outstanding at end of period	2,432,998	2,432,998
Weighted average basic shares outstanding	2,323,596	2,314,908
Weighted average diluted shares outstanding	2,323,596	2,314,908

      FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	December 31,	September 30,
	2008	2008
Total assets	$521,823	$522,056
Loans receivable, net	283,792	286,106
Investment and mortgage-related securities available for sale	110,881	129,522
Investment and mortgage-related securities held to maturity	27,429	28,614
Cash and cash equivalents	61,348	39,320
Deposits	322,162	330,864
Borrowings	147,394	141,159
Junior subordinated debt	11,641	11,639
Allowance for loan losses	3,300	3,453
Total stockholders' equity	33,231	32,296
Book value per share	$13.66	$13.27

      FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

At or for the Three Months Ended December 31,
	2008	2007
Return on average assets (1)	(0.05)%	0.19%
Return on average equity (1)	(0.79)%	2.65%
Interest rate spread (1)	2.43%	2.10%
Net interest margin (1)	2.46%	2.16%
Ratio of interest-earning assets to interest-bearing liabilities	100.95%	101.58%
Ratio of operating expenses to average assets (1)	2.55%	2.39%
Ratio of non-performing assets to total assets at end of period	0.73%	0.35%
Ratio of allowance for loan losses to gross loans receivable	1.15%	1.19%
Ratio of loan loss allowance to non-performing loans at end of period	86.56%	189.11%

(1)	Annualized.

CONTACT:       Hugh J. Garchinsky
President and Chief Executive Officer
(610) 565-6210